Exhibit 3.3

CERTIFICATE OF LIMITED PARTNERSHIP

OF

RHP HOTEL PROPERTIES, LP

The undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, does hereby certify as follows:

1.	The name of the limited partnership is RHP Hotel Properties, LP.

2.	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the Registered Agent at such address is Corporation Service Company.

3.	The name and mailing address of the general partner are as follows:

RHP PARTNER, LLC
One Gaylord Drive
Nashville, TN 37214

IN WITNESS WHEREOF, the undersigned, constituting the sole general partner of the limited partnership, has caused this Certificate of Limited Partnership to be duly executed this 14th day of September, 2012.

RHP PARTNER, LLC General Partner

By:	/s/ Carter R. Todd
Name:	Carter R. Todd
Title:	Vice President & Secretary